Exhibit 5.1

100 Congress Avenue, Suite 300 Austin, TX 78701 Telephone: 512-305-4700 Fax: 512-305-4800 www.lockelord.com

July 7, 2009

OMNI Energy Services Corp.

4500 N.E. Evangeline Thruway

Carencro, Louisiana 70520

Gentlemen:

We have acted as counsel for OMNI Energy Services Corp., a Louisiana corporation (the “Company”), in connection with the registration of an additional 1,500,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), under the Securities Act of 1933, as amended (the “Act”), on a Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”). The Shares are issuable pursuant to the Eighth Amended and Restated OMNI Energy Services Corp. Stock Incentive Plan (the “Plan”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined the corporate documents of the Company, including its Composite Articles of Incorporation and Restated Articles of Incorporation and its Bylaws, each as amended, and resolutions adopted by its board of directors and committees thereof. We have also examined the Registration Statement, together with the exhibits thereto, and such other documents which we have deemed necessary for the purposes of expressing the opinion contained herein. We have relied on representations made by and certificates of the officers of the Company and public officials with respect to certain facts material to our opinion. We have made no independent investigation regarding such representations and certificates.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefore (not less than par value) in the circumstances contemplated by the Plan, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the in Business Corporation Law of the State of Louisiana.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Our opinion is rendered as of the date hereof, and we assume no obligation to update or supplement our opinion to reflect any change of fact, circumstance or law after such time.

Very truly yours,

/s/ LOCKE LORD BISSELL & LIDDELL LLP

LOCKE LORD BISSELL & LIDDELL LLP